Fushi Copperweld Reports Second Quarter 2009 Financial Results

DALIAN, China, August 5, 2009 – Fushi Copperweld, Inc. (Nasdaq: FSIN), the leading global manufacturer and innovator of copper-clad bimetallic wire used in a variety of telecommunication, utility, transportation and other electrical applications, today announced financial results for the second quarter ended June 30, 2009.

Second Quarter Highlights
-	GAAP EPS of $0.06
-	Adjusted Non-GAAP EPS of $0.25
-	Metric tons of volume shipped increased 9.5% compared to the second quarter 2008
-	Significantly improved performance at Fayetteville; generated approximately $0.5 million of net income in month of June
-	Expects to benefit from increased demand in coming quarters due to strength in the utility and telecommunications markets as well as the Chinese government’s stimulus package
-	Successfully increased annual CCA capacity by 6,000 metric tons at Dalian facility
-	Improved cash flows from operating activities by $9.1 million compared to the second quarter 2008
-	Adjusted Non-GAAP EPS for 3Q 2009 projected to be $0.26 - $0.30

Revenues for the second quarter of 2009 decreased 22.8% to $48.3 million, down from $62.5 million in the prior year's quarter.  The decrease was driven primarily by a decrease in average selling price (29.3%) partially offset by a 9.5% increase in metric tons sold. Revenues were $38.7 million at the Company’s Dalian, China facility and revenues from the Fayetteville, TN and Telford, UK facilities combined accounted for $9.6 million. Volume at the Company’s Dalian facility increased 25.0% as compared to the second quarter 2008 due to increased 3G related demand, increased government spending on basic infrastructure projects in China and continued expansion into the utility market.  The Company believes that ongoing infrastructure projects resulting from the Chinese government’s $586 billion stimulus package and the 3G network buildout will gain further traction, and expects that the Company will benefit more meaningfully from these initiatives in the coming quarters as funding is disbursed.

Gross profit in the second quarter of 2009 decreased 19.4% year over year to $13.5 million from $16.7 million in the second quarter of 2008. Gross margin increased to 27.9% from 26.8% in the same period of the prior year.  Gross margin at the Company’s Dalian, China facility decreased slightly from 31.7% to 31.0% in the second quarter of 2009.  The gross margin at the Company’s Fayetteville facility increased from 12.2% to 17.5% year over year mostly as a result of cost savings initiatives implemented by management, achieving the highest quarterly gross margin level at Fayetteville since the October 2007 acquisition of Copperweld Bimetallics.

Operating expenses in the second quarter of 2009 decreased 10.0% to $4.3 million, compared with $4.8 million in the second quarter of the prior year. This decrease was the result of management’s successful implementation of cost saving initiatives.  Included in this quarter’s operating expenses were $0.9 of non-cash expenses related to non-factory depreciation of $0.4 million, amortization of intangible and deferred expense of $0.1 million and stock option expense of $0.3 million.  On a percentage basis, operating expenses in the second quarter 2009 increased 120 basis points to 8.8% from 7.6% in the prior year’s quarter, primarily a result of lower sales in the second quarter of 2008. Operating income decreased $2.8 million to $9.2 million, or 19.0% of revenue, compared to $12.0 million, or 19.1% of revenue in the second quarter in the prior year.

Profit before tax for Dalian was $10.4 million in the second quarter of 2009 and the loss for Fayetteville and Telford combined before tax was $0.2 million.  The loss at the Fushi Copperweld parent company level was $8.0 million primarily due to interest expenses on the High Yield notes, stock-based compensation, changes in fair value of derivative liabilities related to the Convertible Notes conversion options, and warrants, as well as professional fees and outside service expenses. On a consolidated basis, profit before tax was $2.2 million and we recognized a net tax expense of $0.6 million, reflecting a 28% effective tax rate.

	Dalian	Fayetteville & Telford	Parent Company	Consolidated
Profit (Loss) before income tax	10,355,678	(173,642)	(8,007,112)	2,174,924
Income tax expense (credit)	1,350,540	-	(738,179)	612,361
Profit after income tax				1,562,563

Net income on a GAAP basis for the second quarter of 2009 was $1.6 million, or $0.06 per diluted share, compared with $7.3 million, or $0.26 per diluted share, in the second quarter of 2008.  Excluding the non-cash expenses related to changes in fair value of derivative liability and share-based compensation, adjusted non-GAAP net income was $7.1 million, or $0.25 per diluted share in the second quarter of 2009, compared to $7.6 million, or $0.26 per diluted share in the second quarter of 2008. Reconciliations of non-GAAP measures to GAAP net income and EPS are included at the end of this release.

During the quarter, the Company generated $4.5 million of cash flows from operations, which represented a $9.1 million increase over the same period in the previous year. The Company’s cash position at the end of the second quarter was $49.9 million and the Company’s debt position was $50.2 million compared to $49.7 million at 31 December 31, 2008.  To prepare for an anticipated increase in demand for its products the Company increased its inventory to $17.6 million from $7.0 million at December 31, 2008 and also continued to expand its China operations by investing $2.3 million in purchases of and advances for property and equipment.

Mr. Li Fu, Chairman and Chief Executive Officer of Fushi Copperweld, commented, "This was another successful quarter for the Company.  Despite the global slowdown, we benefited from the initiatives management has implemented over the past few quarters.  Our China operations remained strong and we are optimistic that our results will continue to improve as we realize further benefits from the Chinese government’s stimulus package and 3G network infrastructure buildout.  We have been prudently expanding our Chinese operations and believe we are well positioned to capitalize on the increasing demand.  Our US operations significantly improved due in large part to an operational initiated and spearheaded by our COO, Dwight Berry. While we have not yet seen an increase in revenues at the Fayetteville facility, we believe we have dramatically improved the facility’s cost structure and we will reap the rewards of our initiatives when the US economy begins to improve.”

“We also continue to believe that there are significant opportunities in the electrical utility market for bimetallics in China as stimulus packages increase national transmission and distribution capex spending. The hiring of Joe Longever, our Chief Commercial Officer, is a strong recent addition to our management team and creates an exciting new direction for our Asian sales team.  Under Joe’s leadership, we will aggressively implement a new sales strategy and develop markets in anticipation of the 8,200 metric tons of annual CCS capacity which will be brought online at our Dalian facility during the course of the coming quarters.”

Mr. Fu continued, "We continue to be optimistic about the future and believe that the fundamentals of our business remain strong and will further strengthen as infrastructure investments in China continue to grow while international economies make efforts to slow their declines and stabilize. I am confident in the ability of our excellent organization to take the necessary steps to respond to the opportunities brought on by favorable macro-economic conditions in China, generate strong profitability, and further expand our business in the markets in which we operate.”

Financial Expectations

In the 2009 third quarter, the Company expects adjusted fully diluted earnings per share before the impact of non-cash expense related to stock-based compensation and change in fair value of derivative liability related to conversion option and warrants  between $0.26 and $0.30 based on an estimated weighted average diluted share count of approximately 29.2 million shares. This expectation is based on an effective tax rate at the consolidated level of 14%. The Company expects profitability to improve sequentially throughout the second half 2009 due to continued growth in demand for CCA-based telecom products, utility applications, increased profitability at the Fayetteville facility as a result of cost saving initiatives, and increased revenue from China’s 3G infrastructure investments and orders relating to the $585 billion stimulus package. In preparation for expected future demand, the Company successfully completed the installation of an additional 6,000 metric tons of CCA at its Dalian facility in April, 2009. Furthermore, the Company also has plans to install a further 8,200 metric tons of annualized CCS cladding capacity online at its Dalian facility by the end of the first quarter 2010.  The Company expects the first 4,100 metric tons of annualized CCS cladding capacity to be fully operational at its Dalian facility by the end of the third quarter 2009 and the remaining 4,100 metric to be operational during the course of first quarter 2010.

Accounting for derivative liability - conversion option and warrants

Effective January 1, 2009, the Company adopted the provisions of EITF Issue 07-5 “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity's Own Stock”, which is effective for financial statements for fiscal years beginning after December 15, 2008 and which replaced the previous guidance on this topic in EITF Issue 01-6.  As a result, from January 1, 2009, the Company is required to separately account for the conversion option embedded in the Company’s $5,000,000 Convertible Bonds as a derivative instrument liability, carried at fair value and marked-to-market each period, with changes in the fair value each period charged or credited to income.  In addition, during the first quarter of 2009, the Company completed a private placement of its common stock and warrants.  The warrants are also recorded as a derivative instrument liability, carried at fair value.  In the second quarter of 2009, the Company recorded non-cash charges to income for changes in the fair value of these derivative liabilities of $5.3 million, or $0.19 per diluted share. There is no impact on periodic cash flows.

Reconciliation of Non-GAAP Financial Measures

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use EPS as adjusted for the impact of non-cash expenses related to stock-based compensation and the change in the fair value of derivative liabilities related to the conversion option in our outstanding Convertible Bonds and certain warrants. These Company-defined adjusted measures are being provided because management believes they are useful in analyzing the underlying operating performance of the business. These measures may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to accounting principles generally accepted in the United States. A reconciliation of earnings per share as reported and operating income as reported to adjusted non-GAAP earnings per share and adjusted non-GAAP operating income follows:

	2009 Q2	2008 Q2

GAAP Net Income	1,562,700	7,280,846

Non-cash expense:

Change in fair value of derivative liability - conversion option	4,583,809	-

Change in fair value of derivative liability - warrants	688,876	-

Stock-based compensation	337,859	500,988
Total non-cash expense	5,610,544	500,988

Provision for income tax	(114,872)	(170,336)

Adjusted to Non-GAAP Net income	7,058,372	7,611,498

GAAP Earnings per share:
Basic	0.06	0.27
Diluted	0.06	0.25

Non-GAAP Earnings per share:
Basic	0.25	0.28
Diluted	0.25	0.26

Conference Call

The Company will conduct a conference call to discuss the second quarter 2009 results today, Wednesday, August 5, 2009, at 8:00 am ET.  Listeners may access the cal by dialing +1-866-223-7781. To listen to the live webcast of the event, please got to Fushi Copperweld’s website at http://www.fushicopperweld.com/fcw/index.php/events-presentations.  Please go to the website 15 minutes early to download and install any necessary audio software.

A replay of the call will be available from August 5, 2009 to August 15, 2009. Listeners may access the replay by dialing +1-800-408-3053; password: 3748630.

About Fushi Copperweld, Inc.
Fushi Copperweld, Inc. through its wholly owned subsidiaries, Fushi International (Dalian) Bimetallic Cable Co,, Ltd., and Copperweld Bimetallics, LLC, is the leading manufacturer and innovator of copper cladded bimetallic engineered conductor products used in the electrical, telecommunications, transportation, utilities and industrial industries.  With extensive design and production capabilities and a long-standing dedication to customer service, Fushi-Copperweld, Inc. is the preferred choice of bi-metallic products world-wide.  For more information, visit: www.fushicopperweld.com.

Safe Harbor Statement
This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “will” “believes”, “expects” or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

For more information, please contact:

Nathan J. Anderson
Vice President of Investor Relations
Fushi Copperweld, Inc.
Email: IR@fushicopperweld.com
Tel: (+1) 931.433.0482

Judy Zhu
IR Manager
Fushi Copperweld, Inc.
Email: jzhu@fushicopperweld.com
Tel: (+1) 931.433.0482

(Financial Tables on Following Page)

FUSHI COPPERWELD, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2009 AND 2008
(UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	Unaudited	Unaudited	Unaudited	Unaudited

REVENUES	$48,301,545	$62,536,129	$83,558,081	$116,545,156

COST OF GOODS SOLD	34,848,865	45,789,522	61,166,026	85,064,862

GROSS PROFIT	13,452,680	16,746,607	22,392,055	31,480,294

OPERATING EXPENSE
Selling expenses	1,086,414	1,258,050	2,288,561	2,050,961
General and administrative expenses	3,167,361	3,521,466	6,237,603	7,917,245
Total operating expense	4,253,775	4,779,516	8,526,164	9,968,206

INCOME FROM OPERATIONS	9,198,905	11,967,091	13,865,891	21,512,088

OTHER INCOME (EXPENSE)

Interest income	83,004	192,458	166,621	352,821
Interest expense	(1,478,203)	(3,805,067)	(2,949,071)	(5,585,536)
Gain (Loss) on derivative instrument	(215,964)	186,022	(382,374)	355,190
Change in derivative liability - Warrants	(688,876)	-	(752,114)
Change in derivative liability - conversion option	(4,583,809)	-	(5,122,846)
Other (expense) income	(140,133)	(52,875)	(246,482)	(108,002)
Registration rights penalty	-
Total other expense, net	(7,023,981)	(3,479,462)	(9,286,266)	(4,985,527)

INCOME BEFORE INCOME TAXES	2,174,924	8,487,629	4,579,625	16,526,561

Deferred income tax benefit	(738,180)	(389,892)	(2,364,707)	(389,892)
Current income tax expense	1,350,404	1,596,675	2,280,715	2,065,110

NET INCOME	1,562,700	7,280,846	4,663,617	14,851,343

OTHER COMPREHENSIVE INCOME
Unrealized gain or (loss) on marketable securities	-	-	-	22,301
Foreign currency translation adjustment	433,866	4,308,352	39,958	12,163,352
Change in fair value of derivative instrument	(751,227)	4,377,975	(3,513,356)	(731,505)

COMPREHENSIVE INCOME	$1,245,339	$15,967,173	$1,190,219	$26,305,491

NET INCOME PER SHARE-BASIC	$0.06	$0.27	$0.17	$0.55

BASIC WEIGHTED AVERAGE NUMBER OF SHARES	27,827,838	27,354,215	27,696,388	27,201,127

NET INCOME PER SHARE-DILUTED	$0.06	$0.25	$0.17	$0.51

DILUTED WEIGHTED AVERAGE NUMBER OF SHARES	28,323,611	28,732,109	28,054,226	28,690,851

FUSHI COPPERWELD, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2009 AND DECEMBER 31, 2008
A S S E T S

	June 30,	December 31,
	2009	2008
	Unaudited
CURRENT ASSETS:
Cash	$49,933,562	$65,611,770
Restricted cash	-	1,000,000
Accounts receivable, trade, net of allowance of bad debt of $290,338
and $318,529 as of March 31, 2009 and December 31,2008, respectively	59,630,680	49,782,548
Inventories	17,600,578	6,977,852
Notes receivables	147,599	171,300
Other receivables and prepaid expenses	844,158	869,973
Advances to suppliers	8,002,246	20,261,585
Deposit in derivative hedge	1,000,000	1,000,000
Prepaid taxes	-	670,805
Total current assets	137,158,823	146,345,833

PLANT AND EQUIPMENT, net	117,683,413	119,761,027

OTHER ASSETS:
Advances to suppliers, noncurrent	6,493,174	4,022,879
Notes receivables, noncurrent	759,106	799,106
Intangible assets, net of accumulated amortization	12,155,202	12,406,920
Deferred loan expense, net	2,772,825	3,317,725
Deferred tax assets	10,168,733	7,804,027
Total other assets	32,349,040	28,350,657

Total assets	$287,191,276	$294,457,517

CURRENT LIABILITIES:
Revolver line of credit	$4,489,366	$4,712,075
Accounts payable, trade	5,126,855	7,204,156
Notes payable, current	10,000,000	5,000,000
Short-term bank loans	-	17,588,400
Taxes payable	1,390,026
Other payables and accrued liabilities	9,004,077	4,751,460
Customer deposits	80,652	542,540
Cross currency hedge payable	372,118	104,324
Total current liabilities	30,463,094	39,902,955

LONG TERM LIABILITIES:
Long term bank loans, net of current portion
Derivative liability - conversion option	6,351,413	-
Derivative liability - warrants	-	-
Notes payable, noncurrent	35,729,651	40,000,000
Fair value of derivative instrument	7,890,432	4,377,076
Total long term liabilities	49,971,496	44,377,076

Total liabilities	80,434,590	84,280,031

COMMITMENTS AND CONTINGENCIES	-	7,197,794

SHAREHOLDERS' EQUITY:
Preferred stock,$0.001 par value, 5,000,000 shares authorized, none issued or outstanding	-	-
Common stock,$0.006 par value, 100,000,000 shares authorized,
March 31, 2009: 27,899,034 shares issued and 27,799,034 outstanding
December 31, 2008: 27,499,034 shares issued and 27,399,034 outstanding	167,405	164,395
Restricted common stock in escrow	13,200	600
Additional paid in capital	101,020,802	91,172,890
Common stock subscription receivable	(5,919,597)
Statutory reserves	13,988,671	12,316,147
Retained earnings	80,247,101	78,613,158
Accumulated other comprehensive income	17,239,104	20,712,502
Total shareholders' equity	206,756,686	202,979,692

Total liabilities and shareholders' equity	$287,191,276	$294,457,517

FUSHI COPPERWELD, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED June 30, 2009 AND 2008
(UNAUDITED)
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,663,617	$14,851,343
Adjustments to reconcile net income
used in operating activities:
Deferred tax assets	(2,364,707)	(1,188,895)
Bad debt expenses	27,793	379,581
Reserve for obsolete inventory	23,272	185,749
Inventory value write off	179,654
Depreciation	4,612,405	3,026,421
PPE disposal loss/(gain)	117,430
Amortization of intangibles	238,283	158,651
Amortization of loan commission	544,900	2,253,306
Interest penalty	-	710,544
Amortization of stock option compensation	928,727	914,083
Change in derivative liability - conversion option	5,122,846	-
Change in derivative liability – Warrants	752,114
Investment loss on marketable securities	-	16,158
Gain on derivative instrument	382,374	(355,189)
Change in operating assets and liabilities:
Restricted Cash	-	-
Accounts receivable	(9,906,380)	(19,191,506)
Inventories	(10,699,401)	(13,000,865)
Other receivables and prepayments	102,867	549,790
Notes Receivables	63,638	320,603
	-
Advances to suppliers – current	12,233,042	(2,697,002)
Accounts payable	(2,091,085)	7,347,146
Other payables and accrued liabilities	(2,009,752)	(1,260,185)
Customer deposits	(467,587)	621,290
Taxes payable	2,062,180	1,779,587

Net cash used in operating activities	4,516,230	(4,579,390)

CASH FLOWS FROM INVESTING ACTIVITIES:
Marketable securities	-	2,983,842
Payment for investment deposit	-
Payments for derivative instrument	(114,580)
Proceeds from derivative instrument	-	738,376
Proceeds from sale of PPE	424,444
Purchase of land use right	-	(1,687,468)
Advance for purchase of land use right	-
Purchases of property and equipment	(3,135,693)	(13,600,999)
Advances for purchase of equipment	(2,473,841)	(3,148,802)
Net cash (used in) provided by in investing activities	(5,299,670)	(14,715,051)

CASH FLOWS FROM FINANCING ACTIVITIES:
Loan from shareholder	-
Repayments to shareholders	-
Restricted cash in escrow	-
Change in restricted cash	1,000,000
Advance to shareholder	-
Due to related companies	-
Due from related companies	-
Net borrowings on revolver line	(222,709)	1,763,772
Proceeds from bank loans	-	16,908,000
Payments on bank loans	(17,553,600)	(17,268,032)
Net proceeds from stock issuance in private placement	-
Net proceeds from long term notes	-
Issuance of common stock	1,920,000
Proceeds from exercise of stock warrants	-
Additional paid-in capital
Net cash provided by financing activities	(14,856,309)	1,403,740
EFFECT OF EXCHANGE RATE ON CASH	(38,459)	4,837,022

DECREASE IN CASH	(15,678,207)	(13,053,679)

CASH, beginning of period	65,611,770	79,914,758

CASH, end of period	$49,933,563	$66,861,079